Ex-l.3
                          ACTUARIAL OPINION AND CONSENT
                     JACKSON NATIONAL LIFE INSURANCE COMPANY

                                  March 4, 2008




Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI  48951

         Re:      Jackson National Life Insurance Company
                  Jackson National Separate Account IV
                  File Nos. 333-118131 and 811-09933

Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 6 (the "Amendment") to the Registration Statement on Form N-6 (File Nos. 333-118131 and 811-09933) by Jackson National Life Insurance Company ("Jackson National") and Jackson National Separate Account IV (the "Separate
Account") covering an indefinite amount of interests under a Flexible Premium Variable Life Insurance Policy (the "Policy") offered by Jackson National. Premium received under the Policy may be allocated by Jackson National to the Separate Account as described in the Prospectus included in the Amendment. I am familiar with the Policy provisions and with the Amendment.

It is my opinion that the hypothetical illustrations of death benefits, policy values, and cash surrender values, which are contained in the Statement of Additional Information included as part of the Amendment, based on the assumptions stated in the hypothetical illustrations, are consistent with the provisions of the Policy and Jackson National's administrative procedures. The rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relative relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions.

The  current  and   guaranteed   cost  of  insurance   rates  used  in  the
illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the age and sex illustrated than for preferred non-tobacco using prospective purchasers at other ages. The preferred non-tobacco using rate class generally has lower cost of insurance rates than the standard non-tobacco and tobacco using rate classes. The female rate classes generally have lower cost of insurance rates than the male rate classes. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

I hereby consent to the use of this opinion as an exhibit to the Amendment and to the use of my name under the heading "Experts" in the Statement of Additional Information included as part of the Amendment.

Sincerely,

ANGELA M. MATTHEWS

Angela M. Matthews, FSA, MAAA
Actuarial Director